Exhibit 99.2	Form of Instructions for Use of Subscription Rights Certificates

Form of Instructions for Use of Subscription Rights Certificates

The following instructions relate to the rights offering (the “Rights Offering”) by Tengasco, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s prospectus dated __________, 2016 (the “Prospectus”).  Holders of record at the close of business on ________, 2016 (the “Record Date”) will receive one right (each, a “Right”) for every one share of Common Stock owned, or deemed owned, by them as of the close of business on the Record Date.  An aggregate of _____ Rights are being distributed in connection with the Rights Offering.  Each Right is exercisable, upon payment of $1.32 (the “Subscription Price”), to purchase two shares of Common Stock, representing a Subscription Price per share of $0.66.

The Rights will expire at 5:00 p.m., New York City time, on ________, 2016 (as it may be extended, the “Expiration Date”).

You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate section of your Rights Certificate and returning the Rights Certificate to Continental Stock Transfer & Trust Company (the “Subscription Agent”) in the envelope provided.

Your Rights Certificate must be received by the Subscription Agent on or before the Expiration Date.  Payment of the Subscription Price of all Rights exercised, including final clearance of any checks, must be received by the Subscription Agent on or before the Expiration Date.  Once the Rights have been exercised, they may not be revoked.

1.         Exercise of Rights.  To exercise Rights, complete and execute your Rights Certificate and send it, together with payment in full of the Subscription Price for each share of Common Stock to the Subscription Agent.  Delivery of the Rights Certificate must be made by mail or by overnight delivery.  Facsimile delivery of the Rights Certificate will not constitute valid delivery.  All payments must be made in United States dollars by:

•
personal check, certified or cashier’s check, drawn on a U.S. bank, bank draft or a postal, telegraphic or express money order payable to “Continental Stock Transfer & Trust Company, as Subscription Agent”; or

•
wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as Subscription Agent, for purposes of accepting subscription in the rights offering at JP Morgan Chase Bank, ABA: 021000021, Account: [475-588339], Account Name: Continental Stock Transfer & Trust Company, as agent for Tengasco, Inc.

1.1.              Acceptance of Payments.  Payments will be deemed to have been received by the Subscription Agent only upon:

•	the clearance of any uncertified check;

•	receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or postal, telegraphic or express money order; or

•	receipt by the Subscription Agent of a wire transfer of immediately available funds.

If paying by uncertified personal check, please note that the funds may take at least five business days to clear.  Accordingly, holders of Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date.  You are urged to consider payment by means of certified or cashier’s check or money order.

1.2.              Requirements for Nominee Holders.  Banks, brokers, and other nominee holders of Rights who exercise the Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company as to the aggregate number of Rights that have been exercised by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.  If such certification is not delivered in respect of a Rights Certificate, the Subscription Agent shall for all purposes be entitled to assume that such certificate is exercised on behalf of a single beneficial owner.

1.3.              Contacting the Subscription Agent.  The address for delivery by mail, by hand, or by overnight courier and the telephone number of the Subscription Agent is:

Continental Stock Transfer & Trust Company
Attention: Corporate Actions Department
17 Battery Place, 8th Floor
New York, NY 10004

The subscription agent’s telephone number is (917) 262-2378.

1.4.              Partial Exercises; Effect of Over- and Underpayments.  If you exercise less than all of the Rights evidenced by your Rights Certificate, the Subscription Agent will issue to you a new Rights Certificate evidencing the unexercised Rights.  However, if you choose to have a new Rights Certificate sent to you, you may not receive it in sufficient time to permit exercise of the Rights evidenced by the new certificate.  If you have not indicated the number of Rights being exercised, or if the dollar amount you have forwarded is not sufficient to purchase (or exceeds the amount necessary to purchase) the number of Shares subscribed for, you will be deemed to have exercised the Right with respect to the maximum number of whole Rights which may be exercised for the Price payment delivered by you.  To the extent that the Subscription Price payment delivered by you exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Rights Certificates delivered by you (such excess being the “Subscription Excess”), the Subscription Agent shall return the Subscription Excess to you without interest or deduction.

2.         Delivery of Stock Certificates, Etc.  The following deliveries and payments to you will be made to the address shown on your Rights Certificate unless you provide instructions to the contrary.

(a)                Rights.  As soon as practicable after the valid exercise of Rights and the Expiration Date, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Rights.

(b)               Excess Payments.  As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder any excess payment submitted by such holder (without interest or deduction) in payment of the Subscription Price for Shares that are subscribed for but not allocated to such Rights holder pursuant to the Rights.

3.         Signatures.

(a)               By Registered Holders.  The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever.  Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)               By Persons Other Than Registered Holders.  If the Rights Certificate is executed by a person other than the registered holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c)               Signature Guarantees.  Your signature must be guaranteed by an Eligible Guarantor Institution if you specify special issuance or delivery instructions.

4.         Method of Delivery.  The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder.  If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.

5.         Special Provisions Relating to the Delivery of Rights through Depository Facility Participants.  In the case of holders of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of the Rights may be effected by instructing DTC to transfer Rights (such Rights hereafter referred to as “Depository Rights”) from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Rights.